Exhibit 16.1

January 2, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Vaxart, Inc. (the Company) and, under the date of February 6, 2019, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2018 and 2017. On December 31, 2019, we were dismissed. We have read the Company’s statements included under Item 4.01 (a) of its Form 8-K dated January 2, 2020 (the “Form 8-K”) and we agree with such statements. We are not in a position to agree or disagree with any of the Company’s statements in Item 4.01(b) or any other Item in the Form 8-K.

Very truly yours,

/s/ KPMG LLP